Exhibit 8.1

LIST OF SUBSIDIARIES

The following is a list of the Registrant’s subsidiaries as of December 31, 2007, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Company Name	Jurisdiction of Incorporation
QIAGEN Deutschland Holding GmbH	Germany
QIAGEN GmbH	Germany
QIAGEN Hamburg GmbH	Germany
QIAGEN, Inc. (Canada)	Canada
QIAGEN, Inc. (USA)	California
QIAGEN Instruments AG	Switzerland
QIAGEN Ltd.	UK
QIAGEN North American Holding Inc.	California
QIAGEN NV	Netherlands
QIAGEN S.A.	France
QIAGEN Sciences, Inc.	Maryland
QIAGEN Gaithersburg, Inc.	Delaware
QIAGEN SpA	Italy
eGene, Inc.	Nevada